Exhibit 10.3

SECOND AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT

dated as of September 30, 2024

between

AUDACY OPERATIONS, LLC

as Servicer,

THE ORIGINATORS PARTY HERETO,

and

AUDACY NEW YORK, LLC

as Transferee

[TABLE OF CONTENTS]

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TABLE OF CONTENTS

(continued)

Page

SECTION 8.6 Costs and Expenses	24

SECTION 8.7 Execution in Counterparts	25

SECTION 8.8 Governing Law	25

SECTION 8.9 Waiver of Jury Trial	25

SECTION 8.10 Consent to Jurisdiction; Waiver of Immunities	25

SECTION 8.11 Confidentiality	26

SECTION 8.12 No Proceedings	26

SECTION 8.13 No Recourse Against Other Parties	26

SECTION 8.14 Grant of Security Interest	26

SECTION 8.15 Binding Terms in Other Transaction Documents	26

SECTION 8.16 Severability	26

ANNEX 1 UCC DETAILS SCHEDULE	1

ANNEX 2 NOTICE INFORMATION	1

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SECOND AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT

This SECOND AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT dated as of September 30, 2024 (this “Agreement”) is among AUDACY OPERATIONS, LLC, a Delaware limited liability company (formerly a Delaware corporation, “Audacy Operations”), as initial servicer (in such capacity, the “Servicer”), the entities party hereto as originators (the “Originators”) and AUDACY NEW YORK, LLC, a Delaware limited liability company (the “Transferee”).

This Agreement amends and restates in its entirety, as of the date hereof, that certain Amended and Restated Purchase and Sale Agreement, dated as of January 9, 2024 (as amended, supplemented or otherwise modified through the date hereof, the “Prior PSA”). Upon the effectiveness of this Agreement and the Receivables Purchase Agreement (as defined below) in accordance with their terms, the terms and provisions of the Prior PSA shall, subject to this paragraph, be superseded and replaced by the terms and provisions of this Agreement in their entirety. Notwithstanding the foregoing and for the avoidance of doubt, (a) all indemnification obligations, obligations to pay costs and expenses and other obligations of the Originators under the Prior PSA shall survive the amendment and restatement of the Prior PSA and nothing contained in this amendment and restatement shall constitute payment of, or impair or limit cancel or extinguish, or constitute a novation in respect of, any of such obligations, liabilities or indemnifications evidenced by or arising under the Prior PSA, (b) all sales of Receivables and Related Rights under the Prior PSA by the Originators to the Transferee are hereby ratified and confirmed and shall survive the amendment and restatement of the Prior PSA and (c) the liens and security interests granted by the Originators pursuant to Section 8.14 of the Prior PSA shall not in any manner be impaired, limited or terminated and shall remain in full force and effect and shall survive the Prior PSA as security for all obligations of the Originators under the Prior PSA and all obligations of the Originators under this Agreement. Upon the effectiveness of this Agreement, each reference to the Prior PSA in any other document, instrument or agreement shall mean and be a reference to this Agreement. Nothing contained herein, unless expressly herein stated to the contrary, is intended to amend, modify or otherwise affect any other instrument, document or agreement executed and or delivered in connection with the Prior PSA. For good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND RELATED MATTERS

SECTION 1.1 Defined Terms. In this Agreement, unless otherwise specified: (a) capitalized terms are used as defined in (or by reference in) Article I of the Second Amended and Restated Receivables Purchase Agreement dated as of the date hereof (as amended, restated, modified or otherwise supplemented from time to time, the “Receivables Purchase Agreement”) among Audacy Receivables, LLC, a Delaware limited liability company (the “Seller”), Audacy Operations, as Servicer, the investors party thereto from time to time, and DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt Am Main (“DZ BANK”), as Agent, and (b) as used in this Agreement, unless the context otherwise requires, the following terms have the meanings indicated below:

“Exiting Originator” means QL Gaming Group, LLC.

“Records” means all Contracts and other documents, instruments, books, records, purchase orders, agreements, reports and other information (including computer programs, tapes, disks, other information storage media, data processing software and related property and rights) prepared or maintained by any Audacy Party with respect to, or that evidence or relate to, the Pool Receivables, the Related Rights, any other Support Assets, the Obligors of such Pool Receivables or the origination, collection or servicing of any of the foregoing.

“Related Rights” means (a) all rights to, but not any obligations under, all Related Security with respect to the Receivables, (b) all Records (but excluding any obligations or liabilities under the Contracts), (c) all Collections in respect of, and other proceeds of, the Receivables or any other Related Security and (d) all products and proceeds of any of the foregoing.

“Sale Termination Date” means, with respect to any Originator, the date that Receivables and Related Rights cease being sold by such Originator to the Transferee under this Agreement pursuant to Article VI of this Agreement.

“Sale Termination Event” means the occurrence of any of the following events or occurrences with respect to any Originator:

(a) such Originator shall fail to make when due any payment or deposit or transfer any monies to be made by it under this Agreement or any other Transaction Document as and when due and such failure is not remedied within three (3) Business Days;

(b) any representation or warranty made or deemed to be made by such Originator under this Agreement or any other Transaction Documents to which it is a party shall prove to have been incorrect or untrue in any material respect when made or deemed made unless such representation or warranty, if capable of being cured, is cured within fifteen (15) days after (i) a Responsible Officer of such Originator has knowledge thereof or (ii) such Originator receives notice thereof, whichever occurs earlier; provided that any representation made or deemed made with respect to any Pool Receivable that shall prove to have been incorrect or untrue in any material respect when made or deemed made shall not cause a Sale Termination Event hereunder if, after excluding such Pool Receivable from the Net Eligible Receivables Balance, no Capital Coverage Deficit exists, or, to the extent such Capital Coverage Deficit exists, it is cured within two (2) Business Days;

(c) such Originator shall fail to perform or observe in any material respect, any other term, covenant or agreement contained in this Agreement or any other Transaction Document to which it is a party and such failure, solely to the extent capable of cure, shall continue unremedied for 30 days after (1) a Responsible Officer of such Originator has knowledge thereof or (2) such Originator receives notice thereof, whichever occurs earlier. For avoidance of doubt, the covenants contained in Section 5.3 (Negative Covenants) shall not be deemed incapable of cure solely due to being negative covenants; or

(d) an Event of Bankruptcy shall have occurred with respect to such Originator.

SECTION 1.2 Other Interpretive Matters. The interpretation of this Agreement, unless otherwise specified, is subject to Section 1.02 of the Receivables Purchase Agreement.

ARTICLE II

AGREEMENT TO PURCHASE AND SELL

SECTION 2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, each Originator hereby sells to the Transferee, and the Transferee hereby purchases or acquires from such Originator, all of such Originator’s right, title and interest in, to and under the Receivables and the Related Rights of such Originator, in each case whether now existing or hereafter arising, acquired or originated.

SECTION 2.2 Timing of Purchases. All of the Receivables and the Related Rights of each Originator existing immediately after the opening of such Originator’s business on the Closing Date are hereby sold to the Transferee on such date in accordance with the terms hereof. On and after the Closing Date until the Sale Termination Date, each Receivable and Related Right shall be deemed to have been sold to the Transferee immediately (and without further action by any Person) upon the creation or acquisition of such Receivable by the applicable Originator. In respect of (i) purchases on the Closing Date, the Transferee shall pay the applicable Originator the applicable cash Purchase Price for the Receivables and the Related Rights transferred by such Originator within two (2) Business Days after the Closing Date in immediately available funds and (ii) purchases of Receivables originated on or after the Closing Date and the Related Rights, the Transferee shall pay the applicable Originator the applicable cash Purchase Price on such day. The Related Rights with respect to each Receivable shall be sold at the same time as such Receivable, whether such Related Rights exist at such time or arise, are acquired or are originated thereafter.

SECTION 2.3 Purchase Price. (a) The purchase price (“Purchase Price”) for the Receivables and the Related Rights shall equal the fair market value of the Receivables and the Related Rights as agreed by the applicable Originator and the Transferee at the time of purchase or acquisition. The Purchase Price shall not be adjusted or modified after the applicable purchase date.

(b) The Transferee shall pay the applicable Originator the Purchase Price with respect to each Receivable and the Related Rights purchased from such Originator on the date of purchase thereof as set forth above by transfer of funds

(c) The parties hereto hereby acknowledge and agree that each Originator has received payment in full of the aggregate Purchase Price due from the Transferee under the Prior PSA for all sales of Receivables and Related Rights occurring thereunder prior to the date hereof in accordance with the terms of the Prior PSA.

SECTION 2.4 No Recourse or Assumption of Obligations. Except as specifically provided in this Agreement, the purchase and sale of Receivables and Related Rights under this Agreement shall be without recourse to any Originator. It is the express intent of each Originator and the Transferee that each conveyance by such Originator to the Transferee pursuant to this Agreement of the Receivables and the Related Rights, including without limitation, all Receivables, if any, constituting general intangibles as defined in the UCC, and all Related Rights be construed as an absolute, irrevocable, valid and perfected sale and absolute assignment (without recourse except as provided herein) of such Receivables and Related Rights by such Originator to the Transferee (rather than the grant of a security interest to secure a debt or other obligation of such Originator), providing the Transferee with the full risks and benefits of ownership of the Receivables and Related Rights (such that the Receivables and the Related Rights would not be property of such Originator’s estate in the event of such Originator’s bankruptcy) and that the right, title and interest in and to such Receivables and Related Rights conveyed to the Transferee be prior to the rights of and enforceable against all other Persons at any time, including, without limitation, lien creditors, secured lenders, investors and any Person claiming through such Originator, and intend to treat each such conveyance as a “true sale” for all purposes under applicable law and accounting principles.

None of the Transferee, the Agent, the Investors or the other Affected Persons shall have any obligation or liability under any Receivables or Related Rights, nor shall the Transferee, the Agent, any Investor or the other Affected Persons have any obligation or liability to any Obligor or other customer or client of any Originator (including any obligation to perform any of the obligations of any Originator under any Receivables or Related Rights).

ARTICLE III

ADMINISTRATION AND COLLECTION

SECTION 3.1 Audacy Operations to Act as Servicer, Contracts. (a) Audacy Operations shall be responsible for the servicing, administration and collection of the Receivables and the Related Rights for the benefit of the Transferee, for the benefit of the Seller (as the Transferee’s assignee) and for the benefit of the Agent (as the Seller’s assignee) on behalf of the Investors, all on the terms set out in (and subject to any rights to terminate Audacy Operations as Servicer and appoint a successor Servicer pursuant to) the Receivables Purchase Agreement.

(b) Each Originator shall cooperate with the Transferee and the Servicer in collecting amounts due from Obligors in respect of the Receivables sold by such Originator.

(c) The Transferee and each Originator hereby grant to the Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take or cause to be taken in the name of the Transferee or such Originator, as the case may be, any and all steps which are necessary or advisable to endorse, negotiate, enforce, or otherwise realize on any checks, instruments or other proceeds of the Receivables or other right of any kind held or transmitted by the Transferee (whether or not from such Originator) or such Originator or transmitted or received by the Transferee or such Originator in connection with any Receivable and any Related Rights (including under the related Records).

(d) Each Originator hereby grants to the Transferee, to the Seller, as assignee of the Transferee and to the Agent, as assignee of the Transferee, an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take or cause to be taken in the name of the Transferee or such Originator, as the case may be, any and all steps which are necessary or advisable to endorse, negotiate, enforce, or otherwise realize on any checks, instruments or other proceeds of the Receivables or other right of any kind held or transmitted by the Transferee or such Originator or transmitted or received by the Transferee or such Originator in connection with any Receivable and any Related Rights (including under the related Records).

(e) Each Originator shall perform all of its obligations under the Records to the same extent as if the related Receivables sold by it had not been sold hereunder and the exercise by each of the Transferee, the Seller, the Servicer, the Agent or any of their respective designees of its rights hereunder or under the Sale and Contribution Agreement or the Receivables Purchase Agreement shall not relieve such Originator from such obligations.

SECTION 3.2 Deemed Collections. (a) If on any day:

(i) the Unpaid Balance of any Receivable originated by any Originator is: (A) reduced as a result of any defective or rejected goods or services, any discount, dispute, refunds, netting, rebates or any adjustment or otherwise by any Audacy Party or any Affiliate thereof (other than cash Collections on account of the Receivables), (B) reduced as a result of converting such Receivable to an Excluded Receivable, (C) reduced as a result of applying any Deposit Balance or (D) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction) or any netting by any Person; or

(ii) any of the representations or warranties of any Originator set forth in Sections 4.1(i), 4.1(k), 4.1(n), 4.1(q) or 4.1(s) is not true with respect to any Receivable at the time made or deemed made;

then, on such day, such Originator shall be deemed to have received a Collection of such Receivable:

(1) in the case of clause (i) above, in the amount of such reduction or adjustment; or

(2) in the case of clause (ii) above, in the amount of the entire Unpaid Balance of the relevant Receivable (as determined immediately prior to the applicable event) with respect to which such representations or warranties of such Originator were untrue.

Collections deemed received by any Originator under this Section 3.2(a) are herein referred to as “Deemed Collections”.

(b) Each Originator shall transfer to the Collection Account immediately available funds within two (2) Business Days after any event giving rise to Deemed Collections, an amount equal to (x) if such reduction, adjustment or breach occurs prior to the Termination Date and no Event of Default or Accelerated Amortization Event has occurred and is continuing, the lesser of (I) the sum of all Deemed Collections with respect to such reduction, adjustment or breach and (II) an amount necessary to eliminate any Capital Coverage Deficit that exists at such time and (y) if such reduction, adjustment or breach occurs on or after the Termination Date or at any time when an Event of Default has occurred and is continuing, the sum of all Deemed Collections with respect to such reduction, adjustment or breach.

SECTION 3.3 Actions Evidencing Purchases. (a) On or prior to the Closing Date, each Originator (or the Servicer, on behalf of such Originator) shall take all steps reasonably necessary to ensure that there shall be placed on each data processing report that it generates that is provided to a proposed investor or lender to evaluate the Receivables, a legend evidencing that the Pool Receivables have been transferred to the Seller in accordance with this Agreement and the Sale and Contribution Agreement and neither such Originator nor the Servicer shall change or remove such legend without the consent of the Transferee, the Seller, as the Transferee’s assignee and the Agent, as the Seller’s assignee (such consent not to be unreasonably withheld). In addition, each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Transferee, the Seller, as the Transferee’s assignee, or the Agent, as the Seller’s assignee, may reasonably request in order to perfect, protect or more fully evidence the purchases and sales hereunder, or to enable the Transferee, the Seller, as the Transferee’s assignee or the Agent, as the Seller’s assignee, to exercise or enforce any of their respective rights with respect to the Receivables and the Related Rights sold by such Originator. Without limiting the generality of the foregoing, each Originator will upon the request of the Transferee or its designee: (i) authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect the interests of the Transferee, the Seller, as the Transferee’s assignee and the Agent, as the Seller’s assignee, in the Receivables and the Related Rights sold by such Originator; and (ii) upon and after the occurrence of an Event of Default, mark conspicuously each Contract (or such Originator’s records with respect to such Contract) relating to each Receivable with a legend, reasonably acceptable to the Transferee, the Seller, as the Transferee’s assignee and the Agent, as the Seller’s assignee, evidencing that the related Receivables have been sold in accordance with this Agreement.

(b) Each Originator hereby authorizes the Transferee or its designee (i) to file in the name of such Originator one or more financing statements, and amendments thereto, continuations thereof and assignments thereof, relative to all or any of the Receivables and the Related Rights sold by it now existing or hereafter arising and (ii) to the extent permitted by the Receivables Purchase Agreement, to notify Obligors of the assignment of such Receivables and the Related Rights.

(c) Without limiting the generality of subsection (a), each Originator shall authorize and deliver and file or cause to be filed appropriate continuation statements, not earlier than six months and not later than the fifth anniversary of the date of filing of the financing statements filed in connection with the Closing Date or any other financing statement filed pursuant to this Agreement, if the Final Payout Date shall not have occurred.

SECTION 3.4 Application of Collections. Except as provided in Section 3.01(e)(i) or (ii) of the Receivables Purchase Agreement or otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor designated by such Obligor for application of such payment; provided, that if such Obligor has not designated the Receivable to which such payment shall be applied, the Servicer shall ask such Obligor to designate the Receivable to which it shall be applied and shall hold such Collections separately for the account of such Obligor until such Obligor designates the Receivable(s) to which such payment shall be applied; provided, further, that if the manner of application of any such payment is not specified by the related Obligor in accordance with the preceding sentence and is not required by Applicable Law or by the underlying Contract, and Servicer determines to apply such payment, then Servicer shall apply such payment, unless the Transferee instructs otherwise, be applied: first, as a Collection of any Receivable or Receivables then outstanding of such Obligor, with such Receivables being paid in the order of the oldest first, and, second, to any other indebtedness of such Obligor.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1 Representations and Warranties. Each Originator represents and warrants to the Transferee and, solely with respect to clause (h) below, the Transferee represents and warrants to each Originator, as of the Closing Date and as of each date in which a purchase and sale is made hereunder, as follows:

(a) Organization and Good Standing. It is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and has full power and authority under its Organizational Documents and under the laws of its jurisdiction of organization to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b) Due Qualification. It is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization. (i) It has all necessary power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) sell and assign the Receivables and the Related Rights on the terms and conditions herein provided and (ii) the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party have been duly authorized by it by all necessary limited liability company action.

(d) Binding Obligations. This Agreement and each of the other Transaction Documents to which it is a party constitutes its legal, valid and binding obligations, enforceable against it in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law..

(e) No Conflict or Violation. The execution and delivery of this Agreement and each other Transaction Document to which it is a party, the performance of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms of this Agreement and the other Transaction Documents by it will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, its Organizational Documents or any material indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which it is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such material indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument, other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Applicable Law, except to the extent that any such conflict or violation, as applicable, would not reasonably be expected to have a Material Adverse Effect.

(f) Litigation and Other Proceedings. There is no action, suit, proceeding or investigation pending or, to the knowledge of such Originator, threatened, against such Originator before any Governmental Authority: (A) asserting the invalidity of this Agreement or any other Transaction Document, (B) seeking to prevent the sale and assignment of any Receivables and Related Rights, the ownership or acquisition by the Transferee of any Receivable or Related Rights or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (C) seeking any determination or ruling that would materially and adversely affect the performance by such Originator of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations would reasonably be expected to have a Material Adverse Effect.

(g) Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action would not reasonably be expected to have a Material Adverse Effect, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by such Originator in connection with the sale and assignment of any Receivables and Related Rights hereunder or the due execution, delivery and performance by such Originator of this Agreement or any other Transaction Document to which it is a party and the consummation by such Originator of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.

(h) Ordinary Course of Business. Each remittance of Collections on the Receivables transferred by such Originator to the Transferee under this Agreement or pursuant to the other Transaction Documents will have been (i) in payment of an obligation incurred by such Person in the ordinary course of business or financial affairs of such Person and (ii) made in the ordinary course of business or financial affairs of such Person.

(i) Valid Sale. This Agreement confers a valid sale, transfer and assignment of the Receivables originated or acquired by such Originator and the Related Rights to the Transferee, or alternatively the granting of a valid security interest in the Receivables and the Related Rights to the Transferee, enforceable against creditors of, and purchasers from such Originator.

(j) Margin Regulations. Such Originator is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

(k) Quality of Title. Prior to its sale to the Transferee hereunder, each Receivable originated or acquired by such Originator, together with the Related Rights, is owned by such Originator free and clear of any Adverse Claim. When the Transferee purchases such Receivable and Related Rights and all Collections and proceeds, if any, of the foregoing, the Transferee shall have acquired legal and equitable title to such Receivable, for fair consideration and reasonably equivalent value (and such Originator represents and warrants that it has taken all steps under the UCC necessary to perfect the transfer of such ownership interest in such assets), free and clear of any Adverse Claim; and no financing statement or other instrument similar in effect covering any Receivable sold hereunder, any interest therein, and the Related Rights is on file in any recording office, except such as may be filed (i) in favor of the Transferee (and assigned to the Agent), (ii) in favor of the Seller (and assigned to the Agent) in accordance with the Sale and Contribution Agreement and (iii) in favor of the Agent in accordance with the Receivables Purchase Agreement.

(l) Accuracy of Information. All Monthly Reports, Daily Reports, certificates, reports, statements, documents and other information furnished by or on behalf of such Originator or its Affiliates to the Transferee, the Agent or any other Investor Party in connection with this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same was so furnished, complete and correct in all material respects on the date the same are furnished to the Transferee, the Agent or such other Investor Party, and does not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not misleading in the light of the circumstances under which they were made; provided, however, that Monthly Reports and Daily Reports shall only be required to contain information with respect to Wide Orbit Receivables and all calculations and other information included in any Monthly Report or Daily Report may be calculated and determined as if Receivables other than Wide Orbit Receivables are not Receivables hereunder.

(m) UCC Details. Such Originator’s true legal name as registered in the sole jurisdiction in which it is organized, the jurisdiction of such organization, its organizational identification number, if any, as designated by the jurisdiction of its organization, its federal employer identification number, if any, and the location of its chief executive office and principal place of business and the offices where such Originator keeps all its Records are specified in Annex 1. Except as described in Annex 1, such Originator has no, and within the last five years, has not had any, trade names, fictitious names, assumed names or “doing business as” names and such Originator has not, within the last five years changed its true legal name, identity or corporate structure. Such Originator is organized only in a single jurisdiction.

(n) Perfection Representations.

(i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Transferee’s right, title and interest in, to and under the Receivables and Related Rights transferred by such Originator, free of all Adverse Claims in the Receivables and Related Rights transferred by such Originator.

(ii) Such Receivables constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.

(iii) All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law and all other requirements under the appropriate jurisdictions under Applicable Law have been complied with in order to perfect (and continue the perfection of) the sale of the Receivables and Related Security from such Originator to the Transferee pursuant to this Agreement.

(iv) Other than the ownership interest granted to the Transferee pursuant to this Agreement, such Originator has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables or Related Rights except as permitted by this Agreement and the other Transaction Documents. Such Originator has not authorized the filing of and is not aware of any financing statements filed against itself that include a description of collateral covering the Support Assets other than any financing statement (i) in favor of the Agent or (ii) that has been terminated or will be terminated on the Closing Date. Such Originator is not aware of any judgment lien, ERISA lien or tax lien filings against itself, other than Permitted Liens.

(o) Taxes. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, such Originator has (i) timely filed all Tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all Taxes, if any, other than Taxes being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(p) Servicing Programs. No license or approval is required for the Servicer’s or the Transferee’s use of any software or other computer program used by in the servicing of the Receivables, other than those which have been obtained and are in full force and effect.

(q) Credit and Collection Policy. Such Originator has complied in all material respects with the Credit and Collection Policy with regard to the Receivables and the related Contracts.

(r) Compliance with Applicable Law. Such Originator has complied in all material respects with all Applicable Laws in connection with originating or acquiring the Receivables.

(s) Eligible Receivables. Each Receivable shall be an Eligible Receivable on the date of the sale or contribution of such Receivable hereunder, unless otherwise specified in the first Monthly Report or Daily Report that includes such Receivable.

(t) Financial Condition. The consolidated balance sheets of such Originator and its consolidated Subsidiaries as of December 31, 2023 and the related statements of income of such Originator and its consolidated Subsidiaries for the fiscal quarter then ended, copies of which have been furnished to the Transferee, and the Agent, present fairly in all material respects the consolidated financial position of such Originator and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP (except as otherwise disclosed in such balance sheet and statement).

(u) Investment Company Act. Such Originator is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

(v) Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(w) Solvent. Such Originator is Solvent.

(x) Opinions. The facts regarding such Originator, the Receivables, the Related Rights transferred by it and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(y) Reliance on Separate Legal Identity. Such Originator acknowledges that each of the Investors and the Agent are entering into the Transaction Documents to which they are parties in reliance upon the Transferee’s identity as a legal entity separate from such Originator.

(z) Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. None of (a) the Audacy Parties or any of their respective Subsidiaries, Affiliates, directors, officers, or, to the knowledge of such Originator, employees that will act in any capacity in connection with or directly benefit from the facility established hereby is a Sanctioned Person, (b) the Audacy Parties nor any of their respective Subsidiaries is organized or resident in a Sanctioned Country, and (c) the Audacy Parties has violated, nor, to the knowledge of such Originator, is under investigation by any Governmental Authority for possible violation of any Anti-Corruption Laws, Anti-Money Laundering Laws or of any Sanctions.

(aa) Proceeds. No proceeds received by any Audacy Party or any of their respective Subsidiaries or Affiliates in connection with any sale hereunder will be used in any manner that will violate Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

(bb) Policies and Procedures. Policies and procedures have been implemented and maintained by or on behalf of each of the Audacy Parties that are reasonably designed to promote compliance by the Audacy Parties and their respective directors, officers and employees with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(cc) ERISA. No ERISA Event has occurred or is reasonably expected to occur, and each Plan is in compliance with the applicable provisions of ERISA and the Code, except, in each case, to the extent that any such ERISA Event or failure to comply with the applicable provisions of ERISA or the Code could not reasonably be expected to result in a Material Adverse Effect.

(dd) No Fraudulent Conveyance. No sale hereunder constitutes a fraudulent transfer or conveyance under any United States federal or applicable state bankruptcy or insolvency laws or is otherwise void or voidable under such or similar laws or principles.

ARTICLE V

GENERAL COVENANTS

SECTION 5.1 Covenants of the Originators. At all times from the Closing Date until the Final Payout Date, each Originator shall:

(a) Compliance with Laws, Etc. Comply with all Applicable Laws if the failure to comply would reasonably be expected to have a Material Adverse Effect.

(b) Existence. Keep in full force and effect its existence and rights as a corporation or other entity in the jurisdiction of its organization. Such Originator shall obtain and preserve its qualification to do business in each jurisdiction in which the conduct of its business requires such qualification, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c) Separateness. (i) To the extent applicable to it, observe the applicable legal requirements for the recognition of the Transferee as a legal entity separate and apart from such Originator and any Affiliate of such Originator, including complying with (and causing to be true and correct in all material respects) each of the facts and assumptions contained in the legal opinions of counsel delivered in connection with this Agreement and the other Transaction Documents regarding “true sale” and “substantive consolidation” matters and (ii) not take any actions inconsistent with the terms of Section 7.03 of the Receivables Purchase Agreement or Transferee’s Organizational Documents.

(d) Furnishing of Information and Inspection of Receivables. Furnish or cause to be furnished to the Transferee, the Agent and each Investor from time to time such information with respect to the Receivables and the other Support Assets as the Transferee, the Agent or any Investor may reasonably request. Such Originator will, at such Originator’s expense, during regular business hours with prior written notice (i) permit the Transferee, the Agent and each Investor or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Receivables or Related Rights, (B) visit the offices and properties of such Originator for the purpose of examining such books and records and (C) discuss matters relating to the Receivables, the Related Rights or such Originator’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of such Originator having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at such Originator’s expense, upon prior written notice from the Transferee or Agent, permit certified public accountants or other auditors reasonably acceptable to the Agent to conduct a review of its books and records with respect to such Receivables and Related Rights; provided, that such Originator shall be required to reimburse the Agent only up to $25,000 (when aggregated with amounts required to be reimbursed by any Audacy Party pursuant to Sections 7.01(g) and 7.02(f) of the Receivables Purchase Agreement and Section 5.1(d) of the Sale and Contribution Agreement) for the cost of such reviews pursuant to clause (ii) above in any twelve-month period (excluding any audits/inspections requested by Transferee), unless an Event of Default has occurred and is continuing.

(e) Records. Maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable) and the identification and segregation of Excluded Receivables (including records adequate to permit the immediate identification of each new Excluded Receivable and all collections of each existing Excluded Receivable).

(f) Conduct of Business. Carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect.

(g) Performance and Compliance with Receivables and Contracts. At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts and the Receivables, to the same extent as if such Originator’s Receivables had not been sold hereunder and the exercise by each of the Transferee, the Servicer, the Agent or any of their respective designees of its rights hereunder or under the Receivables Purchase Agreement shall not relieve such Originator from such obligations.

(h) Location of Records. Keep its chief executive office and principal place of business, and the offices where it keeps its Records (and all original documents relating thereto), at the address of such Originator referred to in Annex 1 or at such other locations in jurisdictions where all action required by Section 8.02 of the Receivables Purchase Agreement shall have been taken and completed.

(i) Payments on Receivables, Lock-Box Accounts and the Collection Account. At all times, (i) instruct (or cause the Servicer or the Transferee to instruct) all Obligors to deliver payments on the Pool Receivables directly to a Lock-Box Account or a Lock-Box or through the Wide Orbit Portal; provided that upon request from an Obligor, the Transferee, Servicer or such Originator, as applicable, may permit such Obligor to make a payment using a cashier’s check or other method, if, in the reasonable determination of the Transferee, Servicer or such Originator, as applicable, it will increase the likelihood of receiving payment, or timely payment, of such Receivable and the Transferee, Servicer or such Originator, as applicable, promptly (and in any event within two (2) Business Days) deposits such payment to a Lock-Box Account or the Collection Account; and (ii) cause all Collections received by Transferee through the Wide Orbit Portal on any day to be directly deposited to a Lock-Box Account or the Collection Account on such day or on the next occurring Business Day. Such Originator (or the Servicer on its behalf) shall cause each Lock-Box Account be subject to an Account Control Agreement, pursuant to which the Agent has the right to direct the Lock-Box Account Bank to sweep all Collections received in the Lock-Box Accounts and Lock-Boxes on each Business Day into the Collection Account. Such Originator will, at all times, maintain (or cause the Servicer or the Transferee to maintain) such books and records necessary to identify Collections received from time to time on Receivables and to both (i) segregate such Collections from other funds and (ii) promptly remit such Collections to the Collection Account. If any payments on the Receivables or other Collections are received by such Originator, it shall hold such payments in trust for the benefit of the Agent, the Investors and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Lock-Box Account; provided, however, that in the event that any such payments on the Receivables or other Collections are not remitted by an Obligor directly into a Lock-Box Account or a Lock-Box, such Originator (or the Servicer on its behalf) shall notify the applicable Obligor of such failure and shall take commercially reasonable action to ensure that future payments on Receivables owing by such Obligor are remitted by such Obligor directly to a Lock-Box Account or a Lock-Box or through the Wide Orbit Portal. Such Originator will not commingle Collections or other funds to which the Transferee, the Agent, any Investor or any other Secured Party is entitled, with any other funds.

(j) Frequency of Billing. Prepare and deliver (or cause to be prepared and delivered) invoices with respect to all Receivables in accordance with the Credit and Collection Policy, but in any event no less frequently than as required under the Contract related to such Receivable.

(k) Commingling. Not deposit, or cause to be deposited, any funds other than Collections on Pool Receivables or other funds belonging to the Seller into any Lock-Box Account, any Lock-Box or the Collection Account.

(l) Taxes. Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (i) timely file all Tax returns (federal, state and local) required to be filed by it and (ii) pay, or cause to be paid, all Taxes that are required to be paid by it and are due and payable, if any, other than Taxes being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(m) Accounting. Other than for consolidated accounting purposes, such Originator will not account for or treat the transactions contemplated hereby in any manner other than as a sale of Receivables and the Related Rights transferred by such Originator to the Transferee; provided that solely for federal income tax purposes, such Originator and the Transferee are each treated as a “disregarded entity” of Audacy Operations and, therefore, the conveyance of Receivables and Related Rights by such Originator to the Transferee hereunder will be disregarded for U.S. federal income tax purposes.

(n) Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. Ensure that policies and procedures are maintained and enforced by or on behalf of such Originator that are reasonably designed to promote compliance by such Originator and each of its Subsidiaries, Affiliates and directors, officers and employees with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

SECTION 5.2 Reporting Requirements. From the date hereof until the Final Payout Date, such Originator will furnish (or cause to be furnished) to the Transferee and to the Agent each of the following:

(a) Other Information. Such other information (including non-financial information) regarding the Receivables sold by such Originator hereunder or the operations, assets, liabilities and financial condition of any Audacy Party as the Transferee, the Agent or any Investor may from time to time reasonably request.

(b) Notwithstanding anything herein to the contrary, any financial information or other material required to be delivered pursuant to this Section 5.2 shall be deemed to have been furnished to each of the Agent and each Investor on the date that such report or other material is made available through the SEC’s EDGAR system (or any successor electronic gathering system that is publicly available free of charge).

(c) Notices. Notice in writing of any of the following events promptly upon (but in no event later than two (2) Business Days after) a Responsible Officer of such Originator learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i) Events of Default or Unmatured Events of Default. The occurrence of any Event of Default or Unmatured Event of Default.

(ii) Litigation. To the extent permitted by Applicable Law, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against any Audacy Party, or, to the knowledge of a Financial Officer of any Audacy Party, affecting any Audacy Party, or any materially adverse development in any such pending action, suit or proceeding not previously disclosed in writing by such Originator to the Transferee and the Agent, that in each case with respect to any Person, would reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Transaction Document.

(iii) Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Receivables or Related Rights or any portion thereof, (B) any Person other than the Transferee, the Servicer or the Agent shall obtain any rights or direct any action with respect to any Lock-Box Account (or related Lock-Box) or the Collection Account, or (C) any Obligor shall receive any change in payment instructions with respect to Receivable(s) from a Person other than the Servicer or the Agent.

(iv) Name Changes. Any change in such Originator’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements or similar filings.

(v) Change in Accountants or Accounting Policy. Any change in (i) the external accountants of the Transferee, the Servicer, such Originator or Audacy, (ii) any accounting policy of the Transferee or (iii) any material accounting policy of such Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which such Originator accounts for the Receivables shall be deemed “material” for such purpose), excluding, in each case, any change in accounting policy required by GAAP.

(vi) ERISA Event. The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.

(vii) Sale Termination Event. The occurrence of a Sale Termination Event.

(viii) Material Adverse Effect. Any development that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

(ix) “Wide Orbit” Subledger. Any expansion, contraction, reorganization, merger or other corporate or organizational change to the “Wide Orbit” subledger of Audacy and its Subsidiaries which would result in any additional Receivables being considered Excluded Receivables.

SECTION 5.3 Negative Covenants of the Originators. From the date hereof until the Final Payout Date, no Originator shall, without the prior written consent of the Agent and the Transferee:

(a) Sales, Liens, etc. Except as otherwise explicitly provided herein, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable or other Support Assets, or assign any right to receive income in respect thereof.

(b) Extension or Amendment of Receivables. Except as otherwise permitted in Section 8.02 of the Receivables Purchase Agreement, no Originator shall, or shall permit the Servicer to, alter the delinquency status or adjust the Unpaid Balance or otherwise modify the terms of any Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract.

(c) Change in Credit and Collection Policies. Make any material change in the Credit and Collection Policy without the prior written consent of the Transferee and the Agent and the Majority Investors (not to be unreasonably withheld or delayed). Promptly following any material change in the Credit and Collection Policy, such Originator will (or will cause the Servicer on its behalf to) deliver a copy of the updated Credit and Collection Policy to the Transferee, the Agent and each Investor.

(d) Change in Payment Instructions to Obligors. Make any change in its instructions to the Obligors regarding payments to be made to the Lock-Box Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Lock-Box Account (or any related Lock-Box) or the Collection Account, unless the Agent shall have received (i) prior written notice of such addition, termination or change and (ii) a signed and acknowledged Collection Account Control Agreement (or an amendment thereto) with respect to such new Lock-Box Accounts (or any related Lock-Box) or such new Collection Account, and the Agent shall have consented to such change in writing (such consent not to be unreasonably withheld).

(e) Mergers, Acquisitions, Sales, Etc. Consolidate or merge with or into any other Person or sell, lease or transfer all or substantially all of its property and assets as an entirety to any Person, unless: (1) in the case of any merger or consolidation, (i) such Originator shall be the surviving entity and (A) no Change in Control shall result and (B) no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom or (ii) (A) the surviving entity shall execute and deliver to the Transferee and the Agent an agreement, in form and substance reasonably satisfactory to the Agent, containing an assumption by the surviving entity of the due and punctual performance and observance of each obligation, covenant and condition of such Originator under this Agreement and each of the other Transaction Documents to which it is a party, (B) no Change in Control shall result, (C) no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom, (D) the surviving entity maintains its jurisdiction of organization and its chief executive office within a jurisdiction in the United States of America, (E) the Agent receives all documentation and other information regarding “know your customer” and Anti-Money Laundering Laws as it shall request, (F) unless such transaction constitutes a Permitted Originator Transaction, the Agent provides prior written consent to such transaction and (G) the Agent receives such additional certifications, documents, instruments, agreements and opinions of counsel as it shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements, or (2) in the case of a sale, lease or transfer of all or substantially all of its property and assets as an entirety, (i) such Originator acquires concurrently therewith new property and assets allowing it to conduct a substantially similar business and (ii) no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom.

(f) Change in Organization, Etc. (i) Undertake any division of its rights, assets, obligations or liabilities pursuant to a plan of division or otherwise pursuant to Applicable Law, and (ii) change its jurisdiction of organization or its name or corporate organization structure or make any other change such that any financing statement filed or other action taken to perfect the Transferee’s or the Agent’s interests hereunder and under the Receivables Purchase Agreement, as applicable, would become seriously misleading or would otherwise be rendered ineffective, unless (i) no Event of Default or Unmatured Event of Default has occurred and is continuing or would result immediately after giving effect thereto, (ii) no Change of Control shall result, (iii) the Agent receives all documentation and other information regarding “know your customer” and Anti-Money Laundering Laws as it shall request, (iv) the Agent, the Majority Investors and the Transferee provide prior written consent to such change and (v) the Agent and the Transferee have received such certificates, documents, instruments, agreements and opinions of counsel as they shall reasonably request in connection therewith, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements.

(g) Actions Impairing Quality of Title. Take any action that would reasonably be expected to cause any Receivable, together with the Related Rights, not to be owned by the Transferee free and clear of any Adverse Claim; or take any action that would reasonably be expected to cause the Agent not to have a first priority perfected security interest in the Receivables and, to the extent such security interest can be perfected by filing a financing statement or the execution of an account control agreement, any Related Rights (or any portion thereof) and all cash proceeds of any of the foregoing, in each case, free and clear of any Adverse Claim; or suffer the existence of any financing statement or other instrument similar in effect naming it as debtor and covering any Receivable or any Related Rights on file in any recording office (except such as may be filed (i) in favor of the Transferee in accordance with any Transaction Document or (ii) in favor of the Agent in accordance with this Agreement or any Transaction Document).

(h) Transferee’s Tax Status. Subject to Section 12.14 of the Receivables Purchase Agreement, take or cause any action to be taken that could reasonably result in the Transferee (A) being treated other than as “disregarded as an entity separate from its owner” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly-owned by a U.S. Person, (B) becoming an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes or (C) becoming subject to any Tax in any jurisdiction outside the United States, or become subject to any state or local Tax in the United States that would result in a Material Adverse Effect with respect to the Transferee.

(i) Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. Such Originator will not, and shall procure that its Subsidiaries, Affiliates or its or their respective directors, officers and employees shall not use, the proceeds of any sale of Receivables hereunder (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (B) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case to the extent doing so would violate any Sanctions, or (C) in any other manner that would result in liability to any Person under any applicable Sanctions or result in the violation of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions

ARTICLE VI

TERMINATION OF PURCHASES

SECTION 6.1 Voluntary Termination. Each Originator may, at any time and in its sole discretion with five (5) Business Days’ prior written notice to the Transferee and the Agent, terminate the sale of Receivables and Related Rights by such Originator pursuant to this Agreement; provided, however, that, for the avoidance of doubt, no such declaration shall become effective until both the Transferee and the Agent have received such five (5) Business Days’ prior written notice thereof from such Originator and, if any Capital remains outstanding under the Receivables Purchase Agreement at such time, the Transferee shall also have delivered to the Agent a Daily Report, which, for the avoidance of doubt, shall include a statement of the aggregate Unpaid Balance of the Pool Receivables as of the preceding Business Day.

SECTION 6.2 Automatic Termination. The sale by any Originator of Receivables and Related Rights pursuant to this Agreement shall automatically terminate if (i) an Event of Bankruptcy shall have occurred and remain continuing with respect to such Originator or Transferee or (ii) the Final Payout Date shall have occurred.

ARTICLE VII

INDEMNIFICATION

SECTION 7.1 Originator Indemnity. Without limiting any other rights which any such Person may have hereunder or under Applicable Law, each Originator hereby agrees to indemnify and hold harmless the Transferee, the Transferee’s Affiliates and all of their respective successors, transferees, participants and assigns, the Agent, the Investor Parties, the Affected Persons, and all officers, members, managers, directors, shareholders and employees of any of the foregoing (each an “Originator Indemnified Party”), forthwith on demand, from and against any loss, liability, expense, damage or injury suffered or sustained by reason of the following (collectively referred to as, “Originator Indemnified Amounts”), but excluding (i) Originator Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Originator Indemnified Amounts resulted solely from the gross negligence or willful misconduct by such Originator Indemnified Party seeking indemnification and (ii) Originator Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor:

(a) any representation, warranty or statement made or deemed made by such Originator (or any of its respective officers) under or in connection with this Agreement or any of the other Transaction Documents (including in any report or certificate required to be delivered by such Originator under any Transaction Document) shall have been untrue, false or incorrect when made or deemed made;

(b) the failure of such Originator to comply with any Applicable Law (including with respect to any Receivable or the Related Rights), or the nonconformity of any Receivable or Related Rights transferred or purported to be transferred by such Originator with any such Applicable Law;

(c) the lack of an enforceable ownership interest or a first priority perfected security interest in the Receivables (and all Related Rights) transferred, or purported to be transferred, by such Originator to Transferee pursuant to this Agreement against all Persons (including any bankruptcy trustee or Person acting in a similar capacity);

(d) any attempt by any Person (including Transferee) to void the transfers by such Originator contemplated hereby under statutory provisions or common law or equitable action;

(e) the failure to have filed, or any delay in filing of, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Receivable transferred by such Originator, or purported to be transferred by such Originator, to the Transferee pursuant to this Agreement whether at the time of any purchase or acquisition, as applicable, or at any time thereafter;

(f) any dispute, claim, offset or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool transferred, or purported to be transferred by such Originator, to the Transferee pursuant to this Agreement (including a defense based on such Receivable’s or the related Contract’s not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness (except, in each case, to the extent that the amount thereof is then being included in the calculation of the Approved Material Supplier Contra Amount or gives rise to a Deemed Collection);

(g) any failure of such Originator to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(h) any suit or claim related to the Receivables transferred, or purported to be transferred by such Originator, to the Transferee pursuant to this Agreement (including any products liability or environmental liability claim arising out of or in connection with merchandise or services that are the subject of any such Receivable to the extent not covered pursuant to Section 8.6);

(i) the failure of such Originator, the Servicer or any predecessor in interest to require that payments (including any under the related insurance policies) be made directly to Seller pursuant to the terms hereof;

(j) the failure by such Originator to instruct Obligors to make payments on the Receivables transferred by it directly to Seller pursuant to the terms hereof;

(k) any Taxes imposed upon an Originator Indemnified Party or with respect to Receivables transferred by such Originator pursuant to this Agreement, in each case solely to the extent such Taxes are imposed or required to be paid by reason of such Originator’s purchase or ownership, or the contribution or sale of such Receivables (or of any interest therein) or Related Rights by such Originator pursuant to this Agreement;

(l) any loss arising, directly or indirectly, as a result of the imposition of sales or analogous Taxes with respect to the transaction giving rise to the relevant Receivable or the failure by such Originator or Servicer to timely pay or remit when due any sales or analogous Taxes;

(m) any commingling by such Originator of any funds belonging to the Seller with any of its own funds or the funds of any other Person;

(n) any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or in respect of any Receivable or any related Contract of such Originator;

(o) the failure or delay of such Originator to provide any Obligor with an invoice or other evidence of indebtedness;

(p) the failure or delay of Collections of Pool Receivables remitted to any Lock-Box Account being deposited into the Collection Account;

(q) any breach of any Contract as a result of the sale thereof or any Receivables related thereto by such Originator pursuant to this Agreement;

(r) [reserved];

(s) any inability of such Originator to assign any Receivable or other Related Right as contemplated hereunder; or the violation or breach by the Transferor or Servicer of any confidentiality provision, or of any similar covenant of non-disclosure, with respect to any Contract; or

(t) any civil penalty or fine assessed by OFAC or any other Governmental Authority administering any Anti-Corruption Law or Sanctions, and all reasonable costs and expenses (including reasonable documented legal fees and disbursements) incurred in connection with defense thereof by, an Originator Indemnified Party in connection with the Transaction Documents as a result of any action of any Audacy Party or any of their respective Affiliates.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 Amendments, etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by any Originator therefrom shall in any event be effective unless the same shall be in writing and signed by Transferee, Agent, the Majority Investors and (if an amendment) each Originator, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No Originator may amend or otherwise modify any other Transaction Document executed by it without the written consent of Transferee, Agent and the Majority Investors.

SECTION 8.2 No Waiver; Remedies. No failure on the part of the Transferee or any Originator Indemnified Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. After the occurrence and during the continuance of an Event of Default, Transferee (or Agent as assignee of Transferee’s rights hereunder) shall have, in addition to all other rights and remedies under this Agreement, any other Transaction Document or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws (including all the rights and remedies of a secured party upon default under the UCC (including the right to sell any or all of the Receivables and Related Rights)). The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law. Each Originator hereby acknowledges and agrees that specific remedies have been granted to the Agent and certain other parties the Receivables Purchase Agreement and such Originator shall not object to the exercise thereof and no Originator shall have any right or claim against any party as a result of such exercise. Without limiting the foregoing, DZ BANK, individually and as Agent, each Investor and each other Investor Party, and any of their Affiliates (the “Set-off Parties”) are each hereby authorized by each of the parties hereto, at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by and other indebtedness at any time owing to any such Set-off Party to or for the credit to the account of the parties hereto, against all obligations of the Originators, now or hereafter existing under this Agreement or any other Transaction Document (other than in respect of any repayment of the Aggregate Capital or Interest by Transferee pursuant to the Receivables Purchase Agreement), to any Affected Person, any Indemnified Party or any other Affected Person.

SECTION 8.3 Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication and electronic mail) and faxed or delivered to each party hereto, at its address set forth in Annex 2 or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered or sent by express mail, courier or certified mail, when received, and (b) if transmitted by facsimile or electronic mail, when sent. Any obligation of any Audacy Party to provide notices or other information to an Investor Party shall be deemed satisfied once such notice or information is provided to the relevant Investor Party by any Audacy Party.

SECTION 8.4 Binding Effect; Assignment. Each Originator acknowledges that institutions providing financing (by way of loans or purchases of Receivables or interests therein) pursuant to the Receivables Purchase Agreement may rely upon the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and shall also, to the extent provided herein, inure to the benefit of the parties to the Receivables Purchase Agreement. Each Originator acknowledges that Transferee’s rights under this Agreement may be assigned to DZ BANK or an Investor under the Receivables Purchase Agreement, consents to such assignment and to the exercise of those rights directly by DZ BANK or an Investor to the extent permitted by the Receivables Purchase Agreement and acknowledges and agrees that DZ BANK, individually and as Agent, the Investors and the other Affected Persons and each of their respective successors and permitted assigns are express third party beneficiaries of this Agreement.

SECTION 8.5 Survival. The rights and remedies with respect to any breach of any representation and warranty made by any Originator or Transferee pursuant to Section 3.2, Article IV, the indemnification provisions of Article VII, and the provisions of Sections 8.4, 8.5, 8.6, 8.8, 8.9, 8.10, 8.11, 8.12 and 8.14 shall survive any termination of this Agreement.

SECTION 8.6 Costs and Expenses. In addition to its obligations under Section 7, each Originator agrees to pay on demand:

(a) all reasonable out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including, without limitation, (i) the reasonable Attorney Costs for the Agent and the other Secured Parties and any of their respective Affiliates with respect thereto and with respect to advising the Agent and the other Secured Parties and their respective Affiliates as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable accountants’, auditors’ and consultants’ fees and expenses for the Agent and the other Secured Parties and any of their respective Affiliates and the fees and charges of any nationally recognized statistical rating agency incurred in connection with the administration and maintenance of this Agreement or advising the Agent or any other Secured Party as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document; and

(b) all out-of-pocket costs and expenses (including Attorney Costs), of the Agent and the other Secured Parties and their respective Affiliates, incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents.

SECTION 8.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile transmission, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of an original executed counterpart hereof. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 8.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF TRANSFEREE IN THE RECEIVABLES OR RELATED RIGHTS IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

SECTION 8.9 Waiver of Jury Trial. EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.

SECTION 8.10 Consent to Jurisdiction; Waiver of Immunities. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT:

(a) IT IRREVOCABLY (i) SUBMITS TO THE EXCLUSIVE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, IN EITHER CASE SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

(b) TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.

SECTION 8.11 Confidentiality. Each party hereto agrees to comply with, and be bound by, the confidentiality provisions of Section 13.06 of the Receivables Purchase Agreement as if they were set forth herein mutatis mutandis.

SECTION 8.12 No Proceedings. Each Originator agrees, for the benefit of the parties to the Receivables Purchase Agreement, that it will not institute against Transferee, or join any other Person in instituting against Transferee, any proceeding of a type referred to in the definition of Event of Bankruptcy from the Closing Date until one year and one day after the Final Payout Date. In addition, all amounts payable by Transferee to any Originator pursuant to this Agreement shall be payable solely from funds available for that purpose (after Transferee has satisfied all obligations then due and owing under the Receivables Purchase Agreement).

SECTION 8.13 No Recourse Against Other Parties. No recourse under any obligation, covenant or agreement of Transferee contained in this Agreement shall be had against any stockholder, employee, officer, director, member, manager incorporator or organizer of Transferee.

SECTION 8.14 Grant of Security Interest. It is the intention of the parties to this Agreement that the conveyance of such Originator’s right, title and interest in and to the Receivables, the Related Rights and all the proceeds of all of the foregoing to Transferee pursuant to this Agreement shall constitute an absolute and irrevocable purchase and sale and not a loan or pledge. Notwithstanding the foregoing, each Originator does hereby grant to Transferee a security interest to secure such Originator’s obligations hereunder in all of such Originator’s now or hereafter existing right, title and interest in, to and under the Receivables, the Related Rights and all the proceeds of all of the foregoing and the parties hereto agree that this Agreement shall constitute a security agreement under Applicable Law. Such security interest is granted in order to provide that, in the event that the conveyance by any Originator to the Transferee is characterized as a secured loan rather than a sale, contrary to the mutual intent of the parties, the Transferee receives a substantially equivalent benefit.

SECTION 8.15 Binding Terms in Other Transaction Documents. Each Originator hereby makes for the benefit of Program Support Provider, Agent, each Investor, each other Secured Party, each of the representations, warranties, covenants, and agreements, and accepts all other binding terms, including the waiver of any rights, which are made applicable to such Originator in any other Transaction Document by the express terms thereof, each as if the same (together with any provisions incorporated therein by reference) were set forth in full herein.

SECTION 8.16 Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8.17 Exiting Originator. On the date hereof, the Exiting Originator shall no longer (a) be a party to this Agreement or any other Transaction Document as an Originator and shall no longer have any obligations or rights thereunder (other than such obligations which by their express terms survive termination of this Agreement or such other Transaction Document) as an Originator and (b) sell any Receivables or Related Rights to the Transferee. The Exiting Originator hereby delegates to the Originators, and the Originators, jointly and severally, hereby assume all of each Exiting Originator’s duties, obligations and liabilities, if any, under this Agreement and each of the other Transaction Documents.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AUDACY OPERATIONS, LLC,
as Servicer

By:	/s/ Andrew P. Sutor, IV
Name:	Andrew P. Sutor, IV
Title:	Executive Vice President and Secretary

AUDACY NEW YORK, LLC, as Transferee

By:	/s/ Andrew P. Sutor, IV
Name:	Andrew P. Sutor, IV
Title:	Executive Vice President and Secretary

S-1	2nd A&R Purchase and Sale Agreement (Audacy)

AUDACY ARIZONA, LLC
AUDACY CALIFORNIA, LLC
AUDACY COLORADO, LLC
AUDACY CONNECTICUT, LLC
AUDACY FLORIDA, LLC
AUDACY GEORGIA, LLC
AUDACY ILLINOIS, LLC
AUDACY KANSAS, LLC
AUDACY LOUISIANA, LLC
AUDACY MARYLAND, LLC
AUDACY MASSACHUSETTS, LLC
AUDACY MICHIGAN, LLC
AUDACY MINNESOTA, LLC
AUDACY MISSOURI, LLC
AUDACY NETWORKS, LLC
AUDACY NEVADA, LLC
AUDACY NORTH CAROLINA, LLC
AUDACY OHIO, LLC
AUDACY OREGON, LLC
AUDACY PENNSYLVANIA, LLC
AUDACY RHODE ISLAND, LLC
AUDACY SOUTH CAROLINA, LLC
AUDACY TENNESSEE, LLC
AUDACY TEXAS, LLC
AUDACY VIRGINIA, LLC
AUDACY WASHINGTON DC, LLC
AUDACY WASHINGTON, LLC
AUDACY WISCONSIN, LLC
CADENCE 13, LLC
PODCORN MEDIA, LLC
PINEAPPLE STREET MEDIA LLC

as Originators

By:	/s/ Andrew P. Sutor, IV
Name:	Andrew P. Sutor, IV
Title:	Executive Vice President and Secretary

S-2	2nd A&R Purchase and Sale Agreement

QL GAMING GROUP, LLC, as Exiting Originator and solely for purposes of Section 8.17

By:	/s/ Andrew P. Sutor, IV
Name:	Andrew P. Sutor, IV
Title:	Executive Vice President and Secretary

S-3	2nd A&R Purchase and Sale Agreement